For Release: IMMEDIATELY	Exhibit 99

Contact:	Stephen F. Carman, VP/Treasurer	(609) 631-6222 or carmans@ynb.com
Leonardo G. Zangani	(908) 788- 9660 or office@zangani.com
YNB’s website	www.ynb.com
Investor Relations website	www.zangani.com

YNB ANNOUNCES BALANCE SHEET RESTRUCTURING

Hamilton, N.J. . .December 27, 2006. . . . Yardville National Bancorp (NASDAQ: YANB) today announced the restructuring of a portion of its balance sheet. The restructuring of the balance sheet is intended to enhance the company’s net interest margin and improve earnings in 2007 and beyond while allowing YNB to maintain a sound interest rate risk and liquidity position. To achieve these results, YNB sold lower yielding securities and used the proceeds to retire higher fixed rate Federal Home Loan Bank (FHLB) advances.

It is projected that the restructuring will result in a charge to fourth quarter 2006 earnings of approximately $12.9 million after tax, or $1.13 per diluted share. The realized loss is expected to have less of an impact on stockholders’ equity, as the market value of the underlying securities had already been reflected in stockholders’ equity at September 30, 2006. The balance sheet restructuring is expected to produce enhancements in net interest margin, return on assets, return on equity, and earnings per share.

The restructure consisted primarily of the following transactions:

•	Sale of $295.0 million of securities, principally callable and non-callable agency bonds, with an average yield of 4.46%.

•	Retirement of $320.0 million in FHLB advances, at an average rate of 5.84%.

•	Replacing $100.0 million in FHLB advances at an average rate of 5.59% with FHLB advances at an average rate of 4.05%.

YNB Chief Financial Officer Stephen F. Carman explained the significance of the restructuring, noting “the improvement to YNB’s net interest margin, in 2007 and beyond, is particularly important in the current interest rate environment. These changes to our balance sheet should generate higher returns in future quarters,” he said.

“We anticipate the market challenges we currently face – the inverted yield curve, increasing funding costs, and a competitive loan origination environment – will continue in 2007,” added YNB Chief Executive Officer Patrick M. Ryan. “We will meet these challenges as we continue to execute our retail banking strategy, emphasizing personal relationships in an expanding geographic marketplace. The YNB management team believes that these initiatives will strengthen our balance sheet and enable us to meet the competitive challenges of the future,” Mr. Ryan concluded.

YNB currently has thirty-two branches serving individuals and businesses in Mercer, Hunterdon, Somerset, Burlington, Middlesex and Ocean Counties in New Jersey, and Bucks County, Pennsylvania. Located in the dynamic business corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services as well as the convenience of website banking at ynb.com 24 hours a day, 7 days a week.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, adequacy of the allowance for loan losses, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, adverse changes in the market price of our common stock, proxy contests and litigation, compliance with laws and regulatory requirements, including our agreement with the Office of the Comptroller of the Currency and NASDAQ standards, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, as well as other risks and uncertainties detailed from time to time in statements made by our management. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

L.G. Zangani, LLC provides financial public relations services to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.